Exhibit 99.1

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                                     Media Contact:    Kelley J. Gipson
                                                       Executive Vice President
                                                       Director of Marketing and
                                                       Corporate Communications
                                                       (973) 422-3235

                                     Investor Contact: Valerie L. Gerard
                                                       Executive Vice President
                                                       Investor Relations
                                                       (973) 422-3284

      CIT EXPRESSES SYMPATHY ON DEATH OF BOARD MEMBER WILLIAM A. FARLINGER

NEW YORK, NY, December 1, 2005 -- CIT Group Inc. (NYSE: CIT), mourns the loss of Board Member William A. Farlinger who passed away earlier this week.

On behalf of the Company, Jeffrey M. Peek, Chairman of the Board and Chief Executive Officer, extends condolences to his wife, Esther, and the entire Farlinger family. Mr. Farlinger first joined CIT's board in 1999. As a member of the Audit Committee, his knowledge of accounting and sound business judgment was invaluable to the Company. The Board, management and employees of CIT are grateful for his dedication, service and leadership contribution.

About CIT:
CIT Group Inc. (NYSE: CIT), a leading commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has over $60 billion in assets under management and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries. CIT, a Fortune 500 company and a component of the S&P 500 Index, holds leading positions in vendor financing, factoring, equipment and transportation financing, Small Business Administration loans, and asset-based lending. With its Global Headquarters in New York City, CIT has approximately 6,000 employees in locations throughout North America, Europe, Latin and South America, and the Pacific Rim. For more information, visit www.cit.com.

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